EXHIBIT 10.20

                              EMPLOYMENT AGREEMENT

            This Employment Agreement (the "Agreement"), made this 10th day of September, 1998, is entered into by and among CT Communications, Inc., a North Carolina corporation with its principal place of business at 68 Cabarrus Avenue, East, Concord, North Carolina 28025 ("CTC"), CT Global Telecommunications, Inc., a Delaware corporation with its principal place of business at 68 Cabarrus Avenue, East, Concord, North Carolina 28025, and a wholly-owned subsidiary of CTC ("CTGT"), and Thomas A. Norman, residing at 271 Ikerd Drive South East, Concord, North Carolina 28025 (the "Executive"). Recitals:
            1. CTC and CTGT desire to employ the Executive, and the Executive desires to be employed by CTC and CTGT.
            2. CTGT has entered into an Operating Agreement (the "Operating Agreement") with Amaritel, S.A. de C.V. ("Amaritel") pursuant to which CTGT is providing certain services to Amaritel.
Agreement:
            NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the parties, the parties agree as follows:
            1. Term of Employment. CTC and CTGT agree to employ the Executive, and the Executive accepts employment with CTC and CTGT, upon the terms set forth in this Agreement, for the period commencing on the date hereof (the "Commencement Date") and ending on August




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31, 2000 (the "Employment Period"), unless extended by mutual agreement or sooner terminated in accordance with the provisions of Section 4.
            2.          Title; Reporting; Capacity; Travel Commitment.
                        2.1 The Executive shall serve as President of CTGT and shall remain a Senior Vice President of CTC. Further, the Executive shall serve on an interim basis as the CEO of Amaritel. The Executive shall report directly to, and shall be subject to the supervision of, CTC's President and CEO. In addition, the Executive shall be subject to the general supervision of, and shall have such authority as is delegated to him by, CTGT's Board of Directors (the "Board").
                        2.2 The Executive agrees to undertake the duties and responsibilities inherent in such positions and such other duties and responsibilities as CTC's President and CEO or the Board from time to time may assign to him. Without limiting the foregoing, the Executive's specific duties include:
                        o Assuming the leadership role and responsibility for performance of CTGT's responsibilities under the Operating Agreement and execution of the Amaritel baseline plan and business plan.
                        o       Overseeing CTGT's expatriate employees.
                        o Serving as CTGT's primary contact with Amaritel, its stockholders, and third parties such as Lucent.
                        o Serving as a CTGT representative on the Amaritel board and Advisory Committee.

                        2.3    The Executive agrees to devote his entire


business time, attention and energies to the business and interests of CTGT and Amaritel during the Employment Period, excepting periods of vacation, illness or disability; provided, however, that CTC at any time may reassign the Executive to a position with CTC comparable to his position prior to the assumption of duties hereunder and at a like salary.


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                        2.4   The Executive shall spend at least 75% of his
working time in Mexico during the first six months of the Employment Period and a substantial amount of his time thereafter. The Executive's working time in Mexico may be reduced by mutual agreement of the Executive and CTC's President and CEO if at any time after the first six months following the Commencement Date they jointly determine that spending less time in Mexico would not reduce the Executive's ability to effectively and fully perform his duties hereunder.
            3.          Compensation and Benefits.
                        3.1         Salary.
                                    3.1.1       Base Salary. The Executive shall
continue on the CTC payroll at his annual base salary as of June 30, 1998 (the "Base Salary"); provided, however, that so long as the Executive is serving as the CEO of Amaritel, the amount of his Base Salary shall be increased to $185,000. The amount of the Base Salary shall be deemed to include the amount of any Christmas Bonus required to be paid under Mexican law.
                                    3.1.2       Foreign Service Premium.
In addition to his Base Salary, the Executive shall be paid a "foreign service premium" of $2,000 per week for each calendar week that he works at least four full days during the week in Mexico (which shall not include travel time between the United States and Mexico); provided, however, that so long as the Executive is serving as the CEO of Amaritel, the amount of the foreign service premium shall be reduced to $1,000 per week (the "Foreign Service Premium").

                                    3.1.3       Payment.  The Base Salary and
the Foreign Service Premium shall be paid to the Executive in accordance with CTC's regular payroll procedures.





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                        3.2         Bonus and Other Compensation.
                                    3.2.1       Signing Bonus.  In recognition
of his new responsibilities and duties, the Executive shall be paid a one-time bonus in the amount of $25,000, which shall be paid at CTC's next regular payroll date after the Executive executes and delivers to CTC a copy of this Agreement (in final, execution form).
                                    3.2.2       One Time Performance Bonus.  The
Executive shall be paid a one-time cash bonus in the amount of $100,000 if and when CTGT earns the first 100,000 of options for which it is eligible under the terms of the Operating Agreement.
                                    3.2.3       Long-Term Incentive Program. The
Executive shall participate in a CTGT Long Term Incentive ("LTI") bonus program, effective July 1, 1998. The form of compensation for which the Executive shall be eligible under the CTGT LTI program shall be the same as under the CTC LTI program (i.e., 20% cash, 40% restricted CTC common stock, and 40% options for CTC common stock). Awards under the CTGT LTI program shall be made annually pursuant to the same procedures used for the CTC LTI program. The performance measures used under the CTC LTI program shall be modified for the CTGT LTI program to be based on the achievement by CTGT of certain incentive compensation under the Operating Agreement, as follows:



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
            Threshold:                     Target:                              Maximum:
Year        15% of Base Salary             70% of Base Salary                   180% of Base Salary
----        ------------------             -------------------                  --------------------
1998        CTGT earns 85,000              CTGT earns 92,500 options            CTGT earns 100,000 options
            options based on               based on milestones                  based on milestones
            milestones
1999        CTGT earns incentive           CTGT earns 25,000 options            CTGT earns 50,000 options
            management fee                 (Amaritel meets 100% of              (Amaritel meets 115% of
                                           EBITDA objective)                    EBITDA objective)
2000        CTGT earns incentive           CTGT earns 25,000 options            CTGT earns 50,000 options
            management fee                 (Amaritel meets 100% of              (Amaritel meets 115% of
                                           EBITDA objective)                    EBITDA objective)
2001        CTGT earns incentive           CTGT earns 25,000 options            CTGT earns 50,000 options
            management fee                 (Amaritel meets 100% of              (Amaritel meets 115% of
                                            EBITDA objective)                   EBITDA objective)



For 1998, the Executive shall be eligible to receive 5/6ths of the amounts he otherwise would receive under the CTC LTI program for 1998 based on the existing performance measures for the CTC 1996-1998 three year plan and his Base Salary as of June 30, 1998. The Executive also shall be eligible to receive 50% of the amount otherwise payable for 1998 under the CTGT LTI program based on the modified (Amaritel) performance measures set forth above and the total amount of Base Salary payments payable to the Executive with respect to the 1998 year (excluding any foreign service premium). For each year after 1998, the Executive shall be eligible only to receive amounts under the CTGT LTI program, which shall be in lieu of all amounts under the CTC LTI program (including all "runoff" amounts from prior years under the CTC LTI program), as determined using the modified (Amaritel) performance measures set forth above and the total amount of Base Salary payments payable to the Executive with respect to such year (excluding any foreign service premium).

                                    3.2.4   Annual Bonus Plan.  For each
calendar year beginning with 1998, the Executive shall be eligible to receive an annual bonus based on the performance of Amaritel (the "Annual Bonus"). The Annual Bonus shall be in lieu of any annual bonus plan of CTC. The



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amount of the Annual Bonus shall be equal to a percentage of the total Base
Salary payments payable to the Executive with respect to the year (excluding any foreign service premium). The terms and conditions of the Annual Bonus shall be the same as the terms and conditions of the annual bonus provided in the CTC Executive Incentive Compensation Plan, with the following modifications:


             Threshold:                 Target:                  Premium:                   Maximum:
Year         12% of Base                30% of Base              60% of Base                120% of Base
----         -----------                -----------              ------------               -------------
1998         Guaranteed                 If CTGT earns            Same as Amaritel           Same as Amaritel
                                        incentive portion of     Executive                  Executive
                                        annual management fee    Compensation Plan          Compensation Plan
                                        by 1/31/99
1999         Guaranteed if reqs. to     If CTGT earns            Same as Amaritel           Same as Amaritel
             avoid CTGT                 incentive management     Executive                  Executive
             termination met            fee                      Compensation Plan          Compensation Plan
2000         Guaranteed if reqs. to     If CTGT earns            Same as Amaritel           Same as Amaritel
             avoid CTGT                 incentive management     Executive                  Executive
             termination met            fee                      Compensation Plan          Compensation Plan
2001         Guaranteed if reqs. to     If CTGT earns            Same as Amaritel           Same as Amaritel
             avoid CTGT                 incentive management     Executive                  Executive
             termination met            fee                      Compensation Plan          Compensation Plan



In the event the Executive is reassigned by CTC, the Executive shall be entitled to a pro rata portion of the Annual Bonus for which he is eligible unless a comparable bonus plan is substituted therefor.
                        3.3      Fringe Benefits and Vacation.
                                 3.3.1       Vacation.  The Executive shall
be entitled to paid vacation and holidays in accordance with CTC's policies for its executives.
                                 3.3.2       Living and Other Expenses.  The
Executive shall be reimbursed for (or CTC or CTGT shall pay) 100% of his actual reasonable living expenses incurred while in Mexico on behalf of CTGT and his actual reasonable travel expenses for travel on behalf of CTGT that is booked by CTC. The Executive shall be reimbursed for all reasonable and customary entertainment and other expenses paid or incurred by the Executive in connection with, or related

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to, the performance of his duties and responsibilities under this Agreement, upon presentation by the Executive of reasonable documentation, expense statements, voucher and/or such other supporting information as CTC or CTGT may request.
                                    3.3.3       Health Insurance.  The Executive
shall be eligible for health insurance under CTC's health insurance plan for its executives or, if such coverage cannot be continued, under a comparable plan provided by CTC or CTGT.
                                    3.3.4       Other Insurance and Benefits.
The Executive shall be eligible to continue to participate in the SERP, life insurance, disability insurance, pension plan, and perquisites offered by CTC to its executives, on the terms and conditions on which such benefits are offered by CTC.
                                    3.3.5       Tax Equalization.  The Executive
shall be entitled to tax equalization benefits on the same terms and conditions as CTGT provides tax equalization benefits to its executive employees located in Mexico.
                                    3.3.6       Office. CTC shall make an office
and administrative support at its headquarters available for use by the Executive.

            4. Employment Termination. The employment of the Executive hereunder shall terminate upon the occurrence of any of the following:
                        4.1 Expiration of the Employment Period in accordance with Section 1.
                        4.2 At the election of CTC, for cause, immediately upon delivery of written notice by CTC to the Executive. For purposes of this Section 4.2, cause for termination shall be deemed to exist if (a) the Executive fails to substantially perform his duties hereunder (other than any such failure resulting from the Executive's inability to perform such duties as a result of physical or mental illness or incapacity) or other breach of this Agreement after notice to the Executive of such


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failure or breach and, if such failure or breach is capable of being cured within a reasonable time period, a reasonable opportunity to cure; (b) [intentionally omitted]; (c) the Executive engages in willful misconduct or insubordination that, in the judgment of the President of CTC or the Board of CTGT, causes or could cause material injury to the business and operations of CTC or CTGT; or (d) the Executive is convicted of, or enters a plea of guilty or nolo contendere to, any felony or any misdemeanor involving dishonesty or moral turpitude.
                        4.3 Upon the death or disability of the Executive. For purposes of this Section 4.3, the Executive shall be deemed to have a disability where the Executive (a) has been unable, by reason of illness or injury, to perform his normal duties under this Agreement on a full-time basis for a period of 180 days, whether or not consecutive, within the preceding 360-day period, or (b) receives disability benefits for permanent and total disability under any long-term disability income policy held by or on behalf of the Executive.
                        4.4 At the election of CTC, without cause, upon sixty days written notice by CTC to the Executive, subject to the provisions of
Section 5.3 below.
                        4.5 At the election of the Executive, upon sixty days written notice to CTC.
            5.          Effect of Termination.
                        5.1 Termination for Cause. If the Executive's employment is terminated for cause pursuant to Section 4.2, the Executive shall be entitled to receive the compensation and other benefits otherwise payable to him under Section 3 through the last day of his actual employment hereunder.
                        5.2 Termination for Death or Disability. If the Executive's employment is terminated by death or because of disability pursuant to Section 4.3, the estate of the Executive or the Executive, as the case may be, shall be entitled to receive the compensation and benefits which


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would otherwise be payable to him under Section 3 up to the end of the month in which the termination of his employment hereunder occurs.
                        5.3         Termination at the Election of the Company.
If the Executive's employment is terminated by CTC without cause pursuant to
Section 4.4, the Executive shall be entitled to receive (as his total severance compensation) the compensation and benefits which would otherwise be payable to him under Section 3 up to the end of the month in which the termination of his employment hereunder occurs plus his Base Salary as of June 30, 1998, for the remainder of the Employment Period.
            6. Existing Agreement. The Executive, CTC and CTGT acknowledge that the Executive and CTC are parties to that certain Agreement, dated October 1, 1997 (the "Existing Agreement"), pursuant to which, among other matters, CTC agrees to make certain payments to the Executive upon the occurrence of certain events and the Executive agrees to certain limitations on his use of confidential information of CTC and activities that would or might be competitive with the business of the Company. CTC, CTGT, and the Executive agree that the Existing Agreement shall continue in effect following the execution and delivery of this Agreement, with the following modifications: (i) all references in the Existing Agreement to the "Company" shall be deemed to include CTC, CTGT, and their subsidiaries; (ii) the term "affiliate," as used in Section III of the Existing Agreement, shall be deemed to include, without limitation, Amaritel and its subsidiaries and affiliates; and (iii) the term "Restricted Territory," as used in Paragraph D of Section III of the Existing Agreement, shall be deemed to include, in addition to the areas described therein, any geographic market in which CTC, CTGT, or Amaritel is then doing business or that the Executive was aware prior to the termination of his employment that CTC, CTGT, or Amaritel was taking



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specific steps to prepare to do business. The Existing Agreement, as so modified, is hereby incorporated in this Agreement by reference.
            7. Notices. All notices required or permitted under this Agreement shall be in writing and shall be effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address as either party may designate to the other in accordance with this Section 7.
            8. Entire Agreement. This Agreement (including the Existing Agreement, as modified by this Agreement) constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.
            9. Amendment. This Agreement may be amended or modified only by a written instrument executed by CTC, CTGT, and the Executive.
            10. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of North Carolina. The Executive hereby irrevocably consents to, and waives any objection to the exercise of, personal jurisdiction by the state and federal courts located in the State of North Carolina with respect to any action or proceeding arising out of this Agreement, including, without limitation, the Circuit Court of Cabarrus County, North Carolina.
            11. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Executive are personal and shall not be assigned by him. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal

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and legal representatives, executors, administrators, assigns, heirs, distributees, devisees and legatees.

            12.         Miscellaneous.

                        12.1 No delay or omission by CTC, CTGT, or the Executive in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by CTC, CTGT, or the Executive on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.
                        12.2 The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.
                        12.3 The unenforceability of any provision of this Agreement shall not affect the enforceability of any other provision of this Agreement.


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            IN WITNESS WHEREOF, the parties hereto have executed this Agreement, or caused this Agreement to be executed by a duly authorized officer, to be effective as of the date first above written.


                                           CT COMMUNICATIONS, INC.
                                           By: /s/ Richard L. Garner, Jr.
                                              ----------------------------------
                                           Title: Vice President-Human Resources


                                           CT GLOBAL TELECOMMUNICATIONS, INC.

                                           By: /s/ Barry R. Rubens
                                              ----------------------------------
                                           Title:  Secretary

                                           EXECUTIVE:

                                           /s/ Thomas A. Norman
                                           -------------------------------------
                                           Thomas A. Norman



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